Exhibit 10.1

ENABLE MIDSTREAM PARTNERS, LP
CHANGE OF CONTROL PLAN
This Enable Midstream Partners, LP Change of Control Plan, effective as of August 1, 2016 (this “Plan”), has been adopted by Enable GP, LLC, a Delaware limited liability company (the “General Partner”), the general partner of Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and Enable Midstream Services, LLC, a Delaware limited liability company (the “Employer”), to provide benefits to certain qualified employees of the Employer whose employment may be terminated under circumstances entitling them to severance benefits as provided herein, subject to the terms and conditions hereinafter stated.
This Plan is intended to be an unfunded plan intended to provide severance compensation and benefits to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01Definitions. All terms defined in this Section 1.01 shall, throughout this Plan, have the meanings given herein:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” with respect to the General Partner, means (i) OGE Energy Corp. and each of its wholly-owned subsidiaries, so long as OGE Energy Corp, or one of its wholly-owned subsidiaries has the power under the GP Agreement to designate one or more individuals to serve on the Board and (ii) CenterPoint Energy, Inc. and each of its wholly-owned subsidiaries so long as CenterPoint Energy, Inc. or one of its wholly-owned subsidiaries has the power under the GP Agreement to designate one or more individuals to serve on the Board.
“Base Salary” shall mean the annual regular base salary or wages in effect for the Participant.
“Board” means the board of directors of the General Partner.
“Cause” means the termination of the Participant’s employment with the Employer due to: (i) the Participant’s willful and continued failure to perform his or her duties; (ii)the Participant’s willful failure to comply with any valid and legal directive of either the person to whom the Participant reports or the Board; (iii) the Participant’s conviction of or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or any felony; or (iv) the Participant’s willful engagement in misconduct that results in injury to the Employer or the Partnership or its Affiliates. For purposes of this definition, no act or omission will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without the Participant’s reasonable belief that the act or omission was in the best interests of the Employer or the Partnership or its Affiliates.
“CEO” means the General Partner’s Chief Executive Officer.

Exhibit 10.1

“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:
(i)any Person, other than an Affiliate of the General Partner, shall become the beneficial owner, by way of merger, consolidation, recapitalization, purchase, reorganization or otherwise, of greater than 50%, directly or indirectly, of the voting power of the Voting Securities of the General Partner;
(ii)a plan of complete liquidation of the General Partner or the Partnership is approved;
(iii)the sale or other disposition by the General Partner or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than an Affiliate of the General Partner and other than any such transaction or transactions where, upon completion of the transaction or transactions, either CenterPoint Energy, Inc. and its Affiliates or OGE Energy Corp. and its Affiliates own at least 50% of the voting power of the Voting Securities of such Person; or
(iv)a Person, other than the General Partner or an Affiliate of the General Partner, becomes the general partner of the Partnership.
“Change of Control Multiple” means:
(i)2.99, in the case of the CEO;
(ii)2, in the case of Participants who are designated Tier 1 Officers; and
(iii)1.5, in the case of Participants who are designated Tier 2 Officers.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board.
“Compensation” means the greater of (i) the sum of Base Salary plus Target Bonus determined immediately prior to the date on which a Change of Control occurs; or (ii) the sum of Base Salary plus Target Bonus determined immediately prior to the date of his or her Covered Termination (or as determined immediately prior to a reduction in Base Salary or Target Bonus if the Covered Termination is due to clause (i) of the definition of Good Reason).
“Covered Termination” means any termination of the Participant’s employment with the Employer that is a Separation from Service thereof that occurs during the Protected Period and does not result from:
(i)death;
(ii)disability entitling the Participant to benefits under the Employer’s long‑term disability plan;
(iii)termination by the Employer for Cause; or
(iv)resignation by the Participant other than for Good Reason.
“Employee” means an individual who is employed by the Employer or any Affiliate.

Exhibit 10.1

“Employer” means Enable Midstream Services, LLC, a Delaware limited liability company, and any successor thereto.
“General Partner” means Enable GP, LLC.
“Good Reason” means the Participant terminates the Participant’s status as an employee of the Employer due to one or more of the following events arising without the Participant’s consent:
(i)a decrease in any of Base Salary, Target Bonus, or Target Incentive in effect immediately preceding the date of the Covered Termination by more than 10% other than as a result of general across-the-board reductions applicable to all Officers of the same level;
(ii)a material reduction in the Participant’s authority, duties or responsibilities in effect immediately preceding the date of the Covered Termination, which, for the avoidance of doubt, will not include any changes in connection with the Partnership ceasing to be a separate publicly-traded entity; or
(iii)the Participant being required to relocate his or her principal residence as a requirement to maintain his or her Officer position with the Employer or an Affiliate by more than 50 miles away from the city in which his or her principal office is located immediately preceding the date of the Covered Termination; or
(iv)any other action or inaction that constitutes a material breach by the Employer of any written employment agreement with Participant.
provided, however, that, notwithstanding the foregoing, an event will not constitute Good Reason for purposes of this Plan unless all of the following requirements are met:
(1)the Participant provides written notice to the Board, in the case of the CEO, or to the CEO, in the case of all other Participants, of the event that the Participant believes constitutes Good Reason within 90 days of the occurrence of the event;
(2)the Participant thereafter provides at least 30 days from the date such notice in clause (1) is received by the Board or CEO, as applicable, for the Employer to cure or correct the event that the Participant believes constitutes Good Reason (“cure period”); and
(3)the Participant terminates his or her employment with the Employer and all Affiliates and resigns all board positions (if any) no later than 30 days after the end of the cure period (provided the Employer has not cured the event).
For the avoidance of doubt, if the Employer or the Affiliate cures the event within the cure period or if the Participant fails to satisfy all of clauses (1), (2) and (3) above, the Participant’s Separation from Service will not be due to Good Reason.

“GP Agreement” means the limited liability company agreement of the General Partner.
“LTI Plan” means the Enable Midstream Partners, LP Long Term Incentive Plan or any successor plan or program thereto.
“Officer” means the CEO and any Chief Administrative Officer, Chief Commercial Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, President, Executive Vice

Exhibit 10.1

President, Senior Vice President and Vice President of the General Partner and any other officer of the General Partner designated as an “Officer” for purposes of this Plan by the Committee.
“Participant” shall mean each Officer who satisfies the requirements of Section 2.01(a) of this Plan.
“Participant Agreement” means a written or electronic document, in the form and manner prescribed by the Committee, that shall be executed by an Officer designated to be a Participant (in writing or electronic medium permitted by the Committee) by the date required by the Committee (or its delegate) pursuant to which such Officer (i) acknowledges he or she has been designated to be a Participant and agrees to the terms and conditions of this Plan and (ii) accepts and acknowledges that he or she is subject to the restrictive covenants set forth in Article IV of this Plan.
“Partnership” means Enable Midstream Partners, LP.
“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
“Plan” shall mean this Enable Midstream Partners, LP Change of Control Plan, as amended, supplemented or modified from time to time in accordance with its terms.
“Protected Period” means the 24-month period immediately following the date upon which a Change of Control occurs.
“Seconded Employee” means an individual who has been seconded by his or her employer to provide services to the Partnership or any of its Affiliates.
“Separation from Service” shall have the meaning ascribed to such term in Code Section 409A and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto).
“STI Plan” means the Partnership’s Short Term Incentive Plan, as in effect from time to time, or any similar successor plan adopted by the Partnership.
“Target Bonus” means the Participant’s target incentive award opportunity under the STI Plan in effect for the year with respect to which the target bonus amount is being determined (assuming that the target level of performance has been achieved by the Employer and the Participant) or, if no such target incentive award opportunity is then in effect, for the last year in which such a target incentive award opportunity was in effect, expressed as a dollar amount based upon the Participant’s Base Salary for the year of such determination.
“Target Incentive” the Participant’s target incentive award opportunity under the LTI Plan in effect for the year with respect to which the target incentive amount is being determined (assuming that the target level of performance has been achieved by the Employer and the Participant) or, if no such target incentive award opportunity is then in effect, for the last year in which such a target incentive award opportunity was in effect, expressed as a dollar amount based upon the Participant’s Base Salary for the year of such determination.
“Tier 1 Officer” means an Officer who is an Executive Vice President.

Exhibit 10.1

“Tier 2 Officer” means an Officer who is not the CEO or a Tier 1 Officer.
“Voting Securities” of a Person means the securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
“Waiver and Release” means a legal document, in a form determined by the Committee, in which a Participant, in exchange for certain severance benefits described in Section 3.01, among other things, releases the Employer, the Affiliates, their directors, officers, employees and agents, their employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to the Participant’s employment with or separation from the Employer or any of its Affiliates.
Section 1.02Interpretation. In this Plan (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as à whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term and (d) words used in the singular shall include the plural and the plural shall include the singular. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

ELIGIBILITY

Section 2.01Participants.

(a)Participants in this Plan shall be each Officer who (i) has been designated a Participant by the Committee and (ii) has executed and timely returned to the Committee (or its delegate) a Participation Agreement. If an Officer is not designated a Participant or fails to timely execute and return to the Committee (or its delegate) the Participation Agreement, he or she shall not be a Participant in this Plan. For the avoidance of doubt, an individual must be an Officer as of the date of his or her Covered Termination in order to be eligible for the benefits described in Article III.

(b)This Plan is only for the benefit of the Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Upon an Officer’s Separation of Service, other than due to a Covered Termination, such Officer shall automatically cease to be, and shall no longer be, a Participant as of his or her Separation from Service date without notice.

ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01Benefits. If the Participant experiences a Covered Termination, then subject to the Waiver and Release requirement in Section 3.02, as applicable, the Participant shall be entitled to receive, as additional compensation for services rendered to the Employer the following benefits:

(a)Accrued Obligations. A lump sum cash payment in an amount equal to the aggregate of (i) the Participant’s Base Salary through the date of the Covered Termination, to the extent not already paid; (ii) the Participant’s earned, but not taken, vacation days through the date of the Covered

Exhibit 10.1

Termination; and (iii) reimbursement for any unreimbursed business expenses properly incurred by the Participant, in accordance with the Employer’s applicable policy, prior to the date of the Covered Termination. The amount due to the Participant pursuant to this Section 3.01(a) shall be paid as soon as practicable following the date of the Covered Termination in accordance with the Employer’s normal payroll policies and practice, and shall not be subject to the Waiver and Release requirement in Section 3.02.

(b)Pro-Rated Bonus. A lump sum cash payment in an amount equal to the Target Bonus in effect at the time of the Participant’s Covered Termination based on the Participant’s eligible earnings under the STI Plan as of the date of his or her Covered Termination, but reduced by any amount payable under the terms of the STI Plan for such performance year, subject to applicable withholding for income and employment taxes. Such pro-rated bonus shall be paid no later than the 60th day following the date of the Participant’s Covered Termination.

(c)Outplacement Services. A lump sum cash payment of $25,000 for outplacement services, subject to applicable withholding for income and employment taxes. Such payment shall be paid no later than the 60th day following the date of the Participant’s Covered Termination.

(d)Change of Control Severance Payment. A lump sum cash payment in an amount equal to the Participant’s Compensation multiplied by the Participant’s Change of Control Multiple, subject to applicable withholding for income and employment taxes. Such payment shall be paid no later than the 60th day following the date of the Participant’s Covered Termination.

(e)Welfare Benefits Payment. A lump sum cash payment in an amount equal to the sum of the Employer’s portion of the annual premium for medical, dental and vision benefit coverage for the Participant and his or her eligible dependents in effect immediately prior to the date of the Participant’s Covered Termination multiplied by the Participant’s Change of Control Multiple. Such payment shall be paid no later than the 60th day following the date of the Participant’s Covered Termination.

Section 3.02Waiver and Release Requirement. Except for the payment of benefits under Section 3.01(a), the payment of benefits under Section 3.01 is subject to the Participant’s timely execution and return of a Waiver and Release to the Employer, without subsequent revocation during the seven-day period following such execution date (the “Waiver and Release Revocation Period”). The Participant shall have 45 days following the date of the Participant’s Covered Termination to consider, execute and return the Waiver and Release to the Employer and shall then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period. If the Participant fails to timely execute and return the Waiver and Release to the Employer or revokes such Waiver and Release during the Waiver and Release Revocation Period, then the Participant shall forfeit, and shall not be entitled to, any of the benefits described under Section 3.01, except for benefits under Section 3.01(a). In the event the time period during which a completed Waiver and Release must be submitted and made effective spans across two calendar years, the benefits described under Section 3.01, except for the benefits under Section 3.01(a), will be paid in the second calendar year.

Section 3.03Code Section 280G. Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined by the Employer that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any reduction (if any) required under this Section 3.03 (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any

Exhibit 10.1

interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Employer shall automatically reduce (the “Reduction”) the Participant’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction shall not apply. If the Reduction is applicable, the Payment shall be reduced in such a manner that provides the Participant with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each shall be reduced pro rata All determinations required to be made under this Section 3.03, including the after-tax benefit and calculation of the Reduction, shall be made by a nationally recognized certified public accounting firm that is selected by the Employer (the “Accounting Firm”), which may be the Partnership’s independent auditors. In the event that the Accounting Firm determines that no Excise Tax is payable by the Participant, either with or without application of the Reduction under this Section 3.03, then the Accounting Firm shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Reduction is applicable, the Employer shall provide the Participant with a written summary of the portions of the Payment that will be reduced. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. All determinations by the Accounting Firm made under this Section 3.03 shall be binding upon the Employer and the Participant.

ARTICLE IV

RESTRICTIVE COVENANTS

Section 4.01Confidentiality. As a requirement to be a Participant and receive benefits under this Plan, an Officer shall acknowledge and agree in his or her Participation Agreement and in the Waiver and Release that the Participant will receive and has received Confidential Information. Confidential Information includes, but is not limited to, all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by the Participant or any employee, officer, director, agent, contractor, or representative of the Partnership or any of its Affiliates related to the business of the Partnership or any of its Affiliates, whether provided in written or printed form, or orally, or on a computer. Confidential Information also includes any other information that the Partnership or any of its Affiliates tries to keep confidential (whether or not expressly marked as “confidential”) and that has commercial or competitive value or is of such a nature that its unauthorized disclosure would be detrimental to the interests of the Partnership or any of its Affiliates, whether produced by or provided to the Partnership or any of its Affiliates. As acknowledged and agreed to by the Participant in the Participation Agreement and Waiver and Release, each Participant agrees that (i) during and after his or her employment with the Employer, the Participant will maintain in strictest confidence and, on and after his or her termination of employment with the Employer, will not use in any way, any Confidential Information or any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of the Partnership or any of its Affiliates; (ii) the Participant will return any and all Confidential Information immediately after his or her termination of employment with the Employer; and (iii) in the event of any breach or threatened breach of this provision by the Participant, the Employer may, in its discretion, discontinue any or all payments provided for herein, recover any and all payments already made, and be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with this provision. Should the Participant be served with legal process seeking to compel the Participant to disclose any such information, the Participant agrees to notify the General Counsel of the Partnership immediately, in order that the Partnership and its Affiliates may seek to resist such process if

Exhibit 10.1

they so choose. The foregoing notwithstanding, nothing in this Section or any other Section of this Plan, the Participation Agreement, or the Waiver and Release or in any other agreement or policy of the Partnership or the Employer and its Affiliates shall prohibit the Participant from making a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state or local law or to take other actions protected as whistleblower activity under applicable law, and the Participant is not required to notify the Partnership or the Employer and its Affiliates of these reports or disclosures.

Section 4.02Non-Solicitation. As a requirement to be a Participant and receive benefits under this Plan, an Officer shall acknowledge in his or her Participation Agreement and in the Waiver and Release that the Participant agrees that for a period of 1 year following the termination of the Participant’s Separation from Service that the Participant will not: (i) solicit, encourage or take any other action that is intended, directly or indirectly, to induce any other Employee to terminate employment with his or her employer; (ii) interfere in any manner with the contractual or employment relationship between any Employee and his or her employer; (iii) solicit, encourage or take any other action that is intended, directly or indirectly, to induce any Seconded Employee to terminate employment with his or her employer; (iv) interfere in any manner with the contractual or employment relationship between a Seconded Employee and his or her employer; and (v) directly or indirectly solicit any customer of the Partnership or any of its Affiliates.

Section 4.03Non-Disparagement. As a requirement to be a Participant and receive benefits under this Plan, an Officer shall acknowledge and agree in his or her Participation Agreement and in the Waiver and Release that the Participant will not make any false, disparaging or defamatory statement or communication to any third party regarding the Partnership’s or any of its Affiliates’ businesses, products, services, existing or former Employees, Seconded Employees, directors or management; provided, however, that nothing in this Section, nor any other Section of this Plan, the Participation Agreement or the Waiver and Release shall prohibit the Participant from providing truthful testimony as required by law, subpoena or other compulsory process.

Section 4.04Restrictions Reasonable. As a requirement to be a Participant and receive benefits under this Plan, an Officer shall acknowledge and agree in his or her Participation Agreement and in the Waiver and Release that the restrictive covenants under this Article IV, for which the Participant received valuable consideration from the Employer as provided in this Plan, (including, but not limited to the Employer’s agreement to provide the Participant with Confidential Information regarding the Employer and the Employer’s business) are ancillary to otherwise enforceable provisions of this Plan, that the consideration provided by the Employer gives rise to the Employer’s interest in restraining the Participant from competing, and that the restrictive covenants are designed to enforce the Participant’s consideration or return promises under this Plan. Additionally, the Participant acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Employer, including, but not limited to, the Employer’s need to protect its Confidential Information.

Exhibit 10.1

ARTICLE V

CLAIMS PROCEDURE

Section 5.01Claims Procedure.

(a)It shall not be necessary for a Participant or beneficiary who has become entitled to receive à benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Participant or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Committee at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive à distribution of such benefit. Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of this Plan upon which such claim is based. The Committee shall, within 90 days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Committee shall, in such written notice to the claimant, set forth in à manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of this Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in Section 5.01(b) below.

(b)A Participant or beneficiary who has filed a written claim for benefits with the Committee which has been denied may appeal such denial to the Committee and receive a full and fair review of his or her claim by filing with the Committee a written application for review at any time within 60 days after receipt from the Committee of the written notice of denial of his or her claim provided for in Section 5.01(a) above. A Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Committee in writing. Not later than 60 days after receipt of a written application for review, the Committee shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of this Plan upon which the decision is based.

(c)Any act permitted or required to be taken by a Participant or beneficiary under this Section 5.01 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the preceding sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) business day following the date upon which it was filed or given. Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.

Exhibit 10.1

ARTICLE VI

Miscellaneous Provisions

Section 6.01Conflicts with Other Plans or Agreements. In the event that a Participant becomes entitled to benefits under a prior or subsequent plan or agreement pertaining to a Participant’s employment by the Employer or any Affiliate thereof (other than this Plan) or the benefits to which a Participant is entitled as a result of such employment and such benefits conflict with the terms of this Plan, the Participant will receive the greater and more favorable of each of the benefits provided under either this Plan or such other plan or agreement, on an individual benefit basis.

Section 6.02Notices. For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employer:	Enable Midstream Services, LLC
One Leadership Square
211 North Robinson Avenue
Suite 150
Oklahoma City, OK 73102
Attention: General Counsel

If to the Participant, at his or her residence address on the records of the Employer or to such other address as he may have designated to the Employer in writing for purposes hereof.
Section 6.03Assistance and Cooperation. Following the date of the termination of the Participant’s employment with the Employer, the Participant agrees to provide reasonable assistance and cooperation to the Partnership and its Affiliates as may be requested by the Partnership or any of its Affiliates in connection with any investigation, dispute, charge, or claim involving the Partnership or any of its Affiliates, including, without limitation, any action or proceeding before any arbitrator, court, or regulatory agency, to the extent such investigations, disputes, charges, or claims relate to any services performed or required to be performed by Participant, any knowledge possessed by Participant, or any act or omissions by Participant. The cooperation and assistance provided by the Participant will include, but not be limited to, preparing for and testifying in any action or proceeding before any arbitrator, court, or regulatory agency. The Employer agrees to reimburse the Participant for any reasonable travel and other out-of-pocket expenses incurred by the Participant in connection with providing such assistance and cooperation. The Employer shall use commercially reasonable efforts to prevent such assistance and cooperation from unreasonably interfering with the Participant’s personal affairs, business endeavors or future employment.

Section 6.04Code Section 409A.

(a)Interpretation. It is the intent of the Employer and the Participants that the payments under this Plan comply with or be exempt from Code Section 409A and the Treasury regulations and guidance issued thereunder. Accordingly, the Employer and the Participants intend that this Plan be interpreted and operated consistent with such requirements of Code Section 409A in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable.

(b)Delay of Payment. Notwithstanding any provision of this Plan to the contrary, if the

Exhibit 10.1

Participant is a “Specified Employee” (as that term is defined in Code Section 409A) as of the Participant’s Covered Termination date, then any amounts or benefits which are payable under this Plan upon the Participant’s Separation from Service, other than due to death, which are subject to the provisions of Code Section 409A and not otherwise excluded under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the second business day that (a) is at least six months after the date after the Participant’s Covered Termination date or (b) follows the Participant’s date of death, if earlier.

(c)Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided pursuant to this Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Plan, other than total reimbursements that are limited by a lifetime maximum under a group health plan, during a Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) the reimbursement of an eligible expense shall be made on or before the last day of a Participant’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

Section 6.05Payment Obligations Absolute. Except for the requirement of the Participant to execute and return to the Employer a Waiver and Release in accordance with Section 3.02, the Employer’s obligation to pay (or cause one of its Affiliates to pay) the Participant the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Employer (including the Partnership and its Affiliates) may have against him or anyone else. All amounts payable by the Employer (including the Partnership and its Affiliates hereunder) shall be paid without notice or demand. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and, subject to the restrictions in Article IV, the obtaining of any other employment shall in no event affect any reduction of the Employer’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Plan.

Section 6.06Amendment or Termination. The Board may amend (in whole or in part) or terminate this Plan at any time; provided, however, that this Plan cannot be amended or terminated during the two-year period following a Change of Control. Notwithstanding the foregoing, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any payments and benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination of this Plan. Nothing herein shall abridge the Committee’s authority to designate new Participants to participate in this Plan in accordance with Section 2.01 hereof.

Section 6.07Administration.

(a)The Committee shall have full and final authority, subject to the express provisions of this Plan, with respect to designation of the Participants and administration of this Plan, including but not limited to, the authority to construe and interpret any provisions of this Plan and to take all other actions deemed necessary or advisable for the proper administration of this Plan, and such decisions shall be binding on all parties.

Exhibit 10.1

(b)The Employer shall indemnify and hold harmless each member of the Committee and any other employee of the Employer that acts at the direction of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful cause. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 6.08Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns (including, without limitation, any company into or with which the Employer may merge or consolidate). The Employer agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof shall expressly assume by an instrument in writing all duties and obligations of the Employer hereunder or (b) the Employer shall provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Participants hereunder.

Section 6.09No Assignment. A Participant’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 6.09, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred. The benefits under this Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 6.10Tax Withholding. The Employer may withhold from any benefits payable under this Plan all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 6.11No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between any Participant and the Employer and/or its Affiliates. Nothing contained in this Plan shall (a) confer upon any Participant any right with respect to continuation of employment with the Employer or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Employer to terminate such Participant’s employment at any time.

Section 6.12Entire Plan. This Plan contains the entire understanding of the Participants and the Employer with respect to severance arrangements related to a Change of Control maintained on behalf of the Participants by the Employer. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Employer with respect to the subject matter herein other than those expressly set forth herein.

Section 6.13Prior Agreements. This Plan supersedes all prior agreements, programs and understandings (including all written and verbal agreements and understandings) between each Participant and the Employer regarding the terms and conditions of each Participant’s employment and severance arrangements.

Section 6.14Severability. If any provision of this Plan is, becomes or is deemed to be invalid,

Exhibit 10.1

illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 6.15Governing Law; Jurisdiction. This Plan shall be governed by and construed in accordance with applicable federal law and the laws of the State of Oklahoma, without giving effect to its conflict of laws rules, and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Oklahoma County, Oklahoma and the Western District of Oklahoma, respectively.